Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Total System Services, Inc.:
We consent to the incorporation by reference in the registration statements (No. 2-92497, No. 33-17376, No. 333-25401, No. 333-41775, No. 333-104142, No. 333-142791, and No. 333-148449) on Form S-8 and the registration statement (No. 333-155605) on Form S-3 of Total System Services, Inc. of our reports dated March 1, 2010, with respect to the consolidated balance sheets of Total System Services, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, cash flows, and equity and comprehensive income for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in or are incorporated by reference in the December 31, 2009 annual report on Form 10-K of Total System Services, Inc.
Our report on the consolidated financial statements, dated March 1, 2010, refers to changes in the manner in which the Company accounts for noncontrolling interests as of January 1, 2009 (note 1), earnings per share as of January 1, 2009 (notes 1 and 27) and uncertain tax positions as of January 1, 2007 (notes 1 and 20).
/s/ KPMG LLP
Atlanta, Georgia
March 1, 2010